Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE SELECTED TO CONSTRUCT TANKAGE AT TERMINALLING FACILITY IN

PATOKA, ILLINOIS

TULSA, OK – December 13, 2006 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that its wholly owned subsidiary, Matrix Service Industrial Contractors, Inc., has executed an Engineering, Fabrication and Construction (EFC) contract with Plains All American Pipeline, L.P. (NYSE: PAA) for the construction of above ground storage tanks (AST) in connection with the construction of a crude oil storage and terminalling facility in Patoka, Illinois. Matrix Service Industrial Contractors Inc.’s work on this project is expected to be approximately $40 million.

The scope of work will entail construction of approximately 2.6 million barrels of tankage at Plains’ crude oil storage and terminalling facility in Patoka, Illinois. Barring unforeseen weather or permitting delays, Plains anticipates that the new facility will become operational during the second half of calendar 2008. Michael J. Bradley, president and CEO of Matrix Service, said, “We are pleased to be selected as the primary contractor for Plains’ new Patoka Terminal project. Over the past fourteen years, Plains has selected Matrix Service to construct and expand each of its major new grassroots storage facilities, including the Cushing Terminal, the St. James Terminal and now the Patoka Terminal. During that time, Matrix Service has remained dedicated to helping Plains play a vital role in the movement of U.S. and Canadian energy supplies by adhering to the highest standards of safety and workmanship. We look forward to continuing our long-standing relationship with Plains as they continue to expand their asset base.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin, Vice President Finance and CFO

T: +1-918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com